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                               NON-NEGOTIABLE NOTE


$80,000,000                                                  Date: March 8, 2000


         FOR VALUE RECEIVED, U.S. Interactive, Inc., a Delaware corporation (the "Company"), promises to pay to Mohan Uttarwar as Soft Plus Shareholder Agent under the Merger Agreement referred to below (the "Payee"), the principal sum of Eighty Million Dollars ($80,000,000) lawful money of the United States of America, as such principal sum may be reduced by application of Company's right of set-off hereunder, together with interest on the principal sum, as the principal sum may be reduced hereunder, at the rate of six and two tenths percent (6.20%) per annum, the U.S. Internal Revenue Service applicable federal rate. Interest shall be calculated based on a year of 365 or 366 days, as the case may be, counting the actual number of days elapsed.

         The unpaid principal of and all unpaid accrued interest on this Note shall be due and payable by the Company to the Payee on the earlier of (i) the receipt by the Company of not less than $80,000,000 from the net proceeds of a public offering by the Company of its capital stock after the date of this Note or (ii) the first anniversary of the date of this Note.

         This Note is issued pursuant to an Agreement and Plan of Merger dated February 1, 2000 (the "Merger Agreement") among the Company; First Acquisition Co., a Delaware corporation; Soft Plus, Inc., a California corporation ("Soft Plus"); and certain shareholders of Soft Plus signatory thereto. All payments hereunder shall be made by the Company to the Payee at its address listed in the Merger Agreement or at such other place as the Payee may from time to time designate in writing. Company shall have the right to set-off against the principal amount of this Note any and all amounts due to the Company as provided in the Merger Agreement.

         The Company shall have the right to prepay the principal of this Note in whole or in part at any time without penalty or premium.

         An "Event of Default" hereunder shall occur if:

         (1) Payment of principal or interest due hereunder shall not be made when and as the same shall become due and payable, and such default shall continue for ten (10) days;

         (2) The Company shall fail in any material respect to perform any of its other covenants, obligations or agreements contained in this Note or the Merger Agreement and related agreements and such failure shall continue for ten (10) business days after written notice thereof by the Soft Plus Shareholder Agent; provided, however, if cure of such default shall require more than ten (10) business days, and the Company shall have commenced cure within such time, then the Company shall have us to thirty (30) business days to effect such cure.

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         (3)      The  Company shall be in default in any payment of principal or interest on any obligations of the Company for borrowed money in excess of $10,000,000 or in the performance of any other material term, condition or covenant of any such obligation or in any agreement under which any such obligation is created, the effect of which default is to cause such obligation to become due prior to its stated maturity, and the time for such payment shall not have been effectively extended or such default shall not have been effectively cured or waived within the applicable grace period, if any, specified in any agreement under which such obligation is created; or

         (4) If (a) any court of competent jurisdiction shall enter an order adjudicating the Company a bankrupt, (b) any court of competent jurisdiction shall make an order not vacated or stayed within sixty (60) days from the date of entry thereof
                  (i) appointing a trustee or receiver of the Company or of any substantial part of the property of the Company, or (ii) approving a petition for, or effecting an arrangement in bankruptcy, a reorganization pursuant to the federal bankruptcy laws or any other judicial modifications or alteration of the rights of the holders of this Note or of other creditors of the Company, (c) the Company shall itself file any petition or take or consent to any other action seeking any such judicial order, (d) the Company shall make an assignment for the benefit of its creditors, or (e) the Company shall admit in writing its inability to pay its debts generally as they become due.

         If an Event of Default shall occur and be continuing, (i) the unpaid principal and accrued interest owing or payable shall automatically become immediately due and payable, without presentment, demand, protest or any other notice of any kind, all of which are hereby expressly waived by Company, and
(ii) the Payee may pursue any available remedy by proceeding at law or in equity to collect the payment of such principal and interest.

         Any failure or delay of the Payee to exercise any right hereunder shall not be construed as a waiver of the right to exercise the same or any other right at any other time or times. The waiver by the Payee of a breach or default of any provisions of this Note shall not operate or be construed as a waiver of any subsequent breach or default thereof.

         This Note shall be construed according to, and shall be governed by, the laws of the State of Delaware. The Company and the Payee agree that any legal action or proceeding against the Company under, arising out of or in any manner relating to this Note or any other document delivered in connection herewith shall be brought in any court of the State of Delaware or in the United States District Court for the District of Delaware, and the parties hereby irrevocably consent to the jurisdiction of such court.

         The Company agrees to pay on demand all reasonable costs and expenses of Payee, and the reasonable fees and disbursements of counsel, in connection with the enforcement or attempted enforcement of, and preservation of any rights or interests under, this Note and Agreement, including in any out-of-court workout or other refinancing or restructuring or in any bankruptcy case. Any amounts payable to Payee pursuant to this paragraph if not paid upon demand shall bear interest from the date of such demand until paid in full, at the rate of interest set forth herein in respect of principal outstanding hereunder.

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         The Company and the Payee hereby waive any right which either of them may have to a jury trial in connection with any action, suit or proceeding arising out of or related in any way to this Note or any document delivered in connection herewith.

         The provisions of this Note shall be deemed severable, so that if any provision hereof is declared invalid under the laws of any state where it is in effect, or of the United States, all other provisions of this Note shall continue in full force and effect. This Note may be amended only by a writing signed on behalf of each party.

         This Note shall not be assigned or transferred by the Payee to any other party without the prior written consent of the Company, and any such purported assignment or transfer shall be null and void. This Note shall be binding upon and inure to the benefit of the successors and permitted assigns of the Company and the Payee. This Note shall be enforceable solely by the Payee and no other party (including without limitation any former shareholder of Soft
Plus) shall have any right to enforce the terms of this Note.

         IN WITNESS WHEREOF, the undersigned authorized officers have duly executed and delivered this Note on behalf of the Company on the day and year first above written.





Attest:                                       US INTERACTIVE, INC.





__________________________                    By:__________________________

Title:                                           Title:




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